The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement, the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2026

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

January----, 2026

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2026-USNCH29814 to Product Supplement No. EA-08-02
dated March 23, 2023 and Prospectus Supplement and Prospectus each dated March 7, 2023

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust Due January 19, 2029

■  Linked to the lowest performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust (each referred to as an “underlying”)

■  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity and are subject to potential automatic early redemption upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the performance of the lowest performing underlying on the applicable calculation day. The lowest performing underlying on any calculation day is the underlying that has the lowest underlying return on that calculation day.

■  Automatic Call. If the closing value of the lowest performing underlying on the call date is greater than or equal to its starting value, the securities will be automatically called for redemption for an amount in cash equal to the stated principal amount plus the call premium of 50.00% of the stated principal amount

■  Maturity Payment Amount. If the securities are not automatically called for redemption, you will receive a maturity payment amount that could be greater than, equal to or less than the stated principal amount, depending on the ending value of the lowest performing underlying on the final calculation day as follows:

■  If the ending value of the lowest performing underlying on the final calculation day is greater than its starting value, you will receive the stated principal amount plus a positive return equal to at least 220% (to be determined on the pricing date) of the percentage increase in the value of the lowest performing underlying from its starting value

■  If the ending value of the lowest performing underlying on the final calculation day is less than or equal to its starting value, but greater than or equal to its threshold value, you will be repaid the stated principal amount

■  If the ending value of the lowest performing underlying on the final calculation day is less than its threshold value, you will lose a significant portion, and possibly all, of the stated principal amount of your securities

■  The threshold value of each underlying is equal to 75% of its starting value

■  Investors may lose up to 100% of the stated principal amount

■  If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of any underlying beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of any underlying at the participation rate

■  Your return on the securities will depend solely on the performance of the underlying that is the lowest performing underlying on each calculation day.  You will not benefit in any way from the performance of any better performing underlying.  Therefore, you will be adversely affected if any underlying performs poorly, even if any other underlying performs favorably

■  All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment

■  No periodic interest payments or dividends

■  The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$
Maximum Underwriting Discount and Commission(2)(3)	$25.75	$
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$974.25	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $880.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, expects to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of up to 2.575% ($25.75) for each security it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 2.00% ($20.00) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities.

(3) In respect of certain securities sold in this offering, CGMI may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Terms of the Securities
Underlyings:	The Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust (each referred to as an “underlying,” and collectively as the “underlyings”)
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date*:	January 16, 2026
Issue Date*:	January 22, 2026
Final Calculation Day*:	January 16, 2029, subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement.
Maturity Date*:	January 19, 2029, subject to postponement as described in the accompanying product supplement.
Automatic Call:

If the closing value of the lowest performing underlying on the call date is greater than or equal to its starting value, the securities will be automatically called for redemption on the call settlement date for an amount in cash per security equal to $1,000 plus the call premium.

If the securities are automatically called for redemption, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the underlyings beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the underlyings at the participation rate.

If the securities are automatically called for redemption, they will cease to be outstanding on the call settlement date and you will have no further rights under the securities after the call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Date*:	January 22, 2027, subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement. For purposes of the accompanying product supplement, the call date is a “calculation day.”
Call Settlement Date:	The third business day after the call date. For purposes of the accompanying product supplement, the call settlement date is a “payment date.”
Call Premium:	50.00% of the stated principal amount
Maturity Payment Amount:

If the securities are not automatically called for redemption prior to maturity, you will receive a maturity payment amount for each $1,000 stated principal amount security you hold at maturity:

•   If the ending value of the lowest performing underlying on the final calculation day is greater than its starting value:

$1,000 + ($1,000 × underlying return of the lowest performing underlying on the final calculation day × participation rate)

•   If the ending value of the lowest performing underlying on the final calculation day is less than or equal to its starting value but greater than or equal to its threshold value:  $1,000; or

•   If the ending value of the lowest performing underlying on the final calculation day is less than its threshold value:

$1,000 + ($1,000 × underlying return of the lowest performing underlying on the final calculation day)

If the securities are not automatically called for redemption prior to maturity and the ending value of the lowest performing underlying on the final calculation day is less than its threshold value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Participation Rate:	At least 220%, to be determined on the pricing date
Starting Value:

With respect to the Global X Copper Miners ETF: $         , its closing value on the pricing date.

With respect to the iShares® Silver Trust: $         , its closing value on the pricing date.

With respect to the SPDR® Gold Trust: $         , its closing value on the pricing date.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Threshold Value:

With respect to the Global X Copper Miners ETF: $        , which is equal to 75% of its starting value.

With respect to the iShares® Silver Trust: $        , which is equal to 75% of its starting value.

With respect to the SPDR® Gold Trust: $        , which is equal to 75% of its starting value.

Ending Value:	For each underlying, its closing value on the final calculation day
Underlying Return:	For each underlying on any calculation day, (its closing value on that calculation day – its starting value) / its starting value
Lowest Performing Underlying:	For any calculation day, the underlying with the lowest underlying return determined as of that calculation day
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	17332TJG5 / US17332TJG58
* Expected. To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation days and maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing values of the underlyings will be determined and other specified events with respect to the underlyings. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-08-02 dated March 23, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323004586/dp190173_424b2-wf0802.htm

•	Prospectus Supplement and Prospectus, each dated March 7, 2023: https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

•	seek the potential for a fixed return if each underlying has appreciated at all as of the call date in lieu of full participation in any potential appreciation of any underlying;

•	if the securities are not automatically called for redemption prior to maturity, seek leveraged exposure to the positive performance of the lowest performing underlying if the ending value of the lowest performing underlying on the final calculation day is greater than its starting value;

•	if the securities are not automatically called for redemption prior to maturity, understand that if the ending value of the lowest performing underlying on the final calculation day is less than its threshold value, they will be fully exposed to the decline in the lowest performing underlying from its starting value and will receive significantly less than the stated principal amount, and possibly nothing, at maturity;

•	understand that the term of the securities may be limited by the automatic call feature of the securities;

•	understand that the return on the securities will depend solely on the performance of the underlying that is the lowest performing underlying on each calculation day and that they will not benefit in any way from the performance of any better performing underlying;

•	understand that the securities are riskier than alternative investments linked to only one of the underlyings or linked to a basket composed of each underlying;

•	understand and are willing to accept the full downside risks of each underlying;

•	are willing to forgo interest payments on the securities and dividends on the underlyings; and

•	are willing to hold the securities to maturity.

The securities may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	seek a security with a fixed term;

•	are unwilling to accept the risk that, if the securities are not automatically called for redemption prior to maturity, the ending value of the lowest performing underlying may be less than its threshold value;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek current income;

•	are unwilling to purchase securities with the estimated value set forth on the cover page;

•	seek exposure to a basket composed of each underlying or a similar investment in which the overall return is based on a blend of the performances of the underlyings, rather than solely on the lowest performing underlying;

•	are unwilling to accept the risk of exposure to the underlyings;

•	seek exposure to the underlyings but are unwilling to accept the risk/return trade-offs inherent in the terms of the securities;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlyings, please see the information provided below.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called for redemption on the call date will be determined based on the closing value of the lowest performing underlying on the call date as follows:

If the securities are not automatically called for redemption prior to maturity, on the maturity date you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlyings. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Citigroup Inc. will release quarterly earnings on January 14, 2026, which is during the marketing period and prior to the pricing date of these securities.

You May Lose A Significant Portion Of Your Investment.

Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, if the securities are not automatically called for redemption prior to maturity, your maturity payment amount will depend on the performance of the lowest performing underlying. If the securities are not automatically called for redemption prior to maturity and the ending value of the lowest performing underlying on the final calculation day is less than its threshold value, you will lose 1% of the stated principal amount of the securities for every 1% by which the lowest performing underlying has declined from its starting value. There is no minimum maturity payment amount on the securities, and you may lose up to all of your investment.

The Securities Do Not Pay Interest.

Unlike conventional debt securities, the securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

If The Securities Are Automatically Called For Redemption Prior To Maturity, Your Potential Return On The Securities Is Limited.

If the securities are automatically called for redemption prior to maturity, your potential return on the securities is limited to the call premium payable upon automatic call. If the closing value of the lowest performing underlying on the call date is greater than or equal to its starting value, you will be repaid the stated principal amount of your securities and will receive the fixed call premium, regardless of how significantly the closing value of the lowest performing underlying on that call date may exceed its starting value. Accordingly, the call premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlyings. If the securities are automatically called for redemption, you will no longer have the opportunity to participate in any appreciation of any underlying at the participation rate.

The Securities May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Securities.

If the closing value of the lowest performing underlying on the call date is greater than or equal to its starting value, the securities will be automatically called for redemption. If the securities are automatically called for redemption following the call date, they will cease to be outstanding and you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

The Securities Are Subject To Heightened Risk Because They Have Multiple Underlyings.

The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

The Securities Are Subject To The Risks Of Each Of The Underlyings And Will Be Negatively Affected If Any One Underlying Performs Poorly, Regardless Of The Performance Of Any Other Underlying.

You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected, regardless of the performance of any other underlying. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the lowest performing underlying alone.  Instead, you are subject to the full risks of whichever of the underlyings is the lowest performing underlying.

You Will Not Benefit In Any Way From The Performance Of Any Better Performing Underlying.

The return on the securities depends solely on the performance of the lowest performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

You Will Be Subject To Risks Relating To The Relationship Between The Underlyings.

It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes.  By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship.  The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly; the performance of any underlying that is not the lowest performing underlying is not relevant to your return on the securities.  It is impossible to predict what the relationship between the underlyings will be over the term of the securities.  The underlyings differ in significant ways and, therefore, may not be correlated with each other.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlyings.

You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlyings. If any change to any underlying is proposed, such as an amendment to an underlying’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market value of the underlyings.

The Performance Of The Securities Will Depend On The Closing Values Of The Underlyings Solely On The Calculation Days, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Underlyings On Or Near The Calculation Days.

Whether the securities will be automatically called for redemption will depend on the closing values of the underlyings solely on the call date, regardless of the closing values of the underlyings on other days during the term of the securities. If the securities are not automatically called for redemption, what you receive at maturity will depend solely on the ending value of the lowest performing underlying on the final calculation day, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlyings. You should understand that the closing value of each of the underlyings has historically been highly volatile.

The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the securities. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the securities from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the securities determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, we expect that any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of the closing values of the underlyings, the correlation between the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

factors described under “Risk Factors—General Risk Factors Relating To All Securities—The Value Of Your Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement.  Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

The Global X Copper Miners ETF Is Subject To Risks Associated With The Copper Mining Industry. All or substantially all of the equity securities held by the Global X Copper Miners ETF are issued by companies whose primary line of business is directly associated with the copper mining industry.  As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.  Issuers in mining-related industries can be significantly affected by fluctuations in inflation rates, interest rates, monetary policy, economic conditions and political stability. In addition, metals and mining companies may also be significantly affected by import controls, worldwide competition, liability for environmental damage, depletion of resources and mandated expenditures for safety and pollution control devices. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site.  In addition, mineral exploration companies typically operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. These factors could affect the copper mining industry and could affect the value of the equity securities held by the Global X Copper Miners ETF and the price of the Global X Copper Miners ETF during the term of the securities, which may adversely affect the value of your securities.

The Global X Copper Miners ETF Is Subject To Risks Associated With Foreign Securities Markets. Some of the securities held by the Global X Copper Miners ETF are issued by foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

In addition, the Global X Copper Miners ETF may include companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in the Global X Copper Miners ETF may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

circumstances. These actions could limit variations in the closing value of the Global X Copper Miners ETF which could, in turn, adversely affect the value of the securities.

Fluctuations In Exchange Rates Will Affect The Closing Value Of The Global X Copper Miners ETF. Because the Global X Copper Miners ETF includes securities that trade outside the United States and the closing value of the Global X Copper Miners ETF is based on the U.S. dollar value of those securities, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the securities held by the Global X Copper Miners ETF, the price of the shares of the Global X Copper Miners ETF will be adversely affected for that reason alone and your return on the securities may be reduced. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States. and other countries important to international trade and finance.

Recent Executive Orders May Adversely Affect The Global X Copper Miners ETF. Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities.  If the issuer of any of the equity securities held by the Global X Copper Miners ETF is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the Global X Copper Miners ETF.  In addition, under these circumstances, each of the sponsor of the underlying index for the Global X Copper Miners ETF and the Global X Copper Miners ETF is expected to remove the equity securities of that company from that underlying index and the underlying, respectively.  Any changes to the composition of the Global X Copper Miners ETF in response to these executive orders could adversely affect its performance, and therefore the value of the securities.

The Performance And Market Value Of The Global X Copper Miners ETF May Not Completely Track The Performance Of The Underlying Index That It Seeks To Track Or Its Net Asset Value Per Share. The Global X Copper Miners ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index.  In addition, the performance of the Global X Copper Miners ETF will reflect additional transaction costs and fees that are not included in the calculation of its underlying index.  All of these factors may lead to a lack of correlation between the performance of the Global X Copper Miners ETF and its underlying index. In addition, corporate actions with respect to the equity securities held by the Global X Copper Miners ETF (such as mergers and spin-offs) may impact the variance between the performance of the Global X Copper Miners ETF and its underlying index.  Finally, because the shares of the Global X Copper Miners ETF are traded on an exchange and are subject to market supply and investor demand, the closing value of the Global X Copper Miners ETF may differ from the net asset value per share of the Global X Copper Miners ETF.

During periods of market volatility, securities included in the Global X Copper Miners ETF’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Global X Copper Miners ETF and the liquidity of the Global X Copper Miners ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Global X Copper Miners ETF. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the shares of the Global X Copper Miners ETF. As a result, under these circumstances, the closing value of the Global X Copper Miners ETF may vary substantially from the net asset value per share of the Global X Copper Miners ETF.  For all of the foregoing reasons, the performance of the Global X Copper Miners ETF may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

The Securities Are Subject To Risks Associated With Silver. The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

The Securities Are Subject To Risks Associated With Gold. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

You Will Not Have Any Rights With Respect To The Commodities Held By The iShares® Silver Trust And The SPDR® Gold Trust.

The iShares® Silver Trust And The SPDR® Gold Trust Are Not Investment Companies Or Commodity Pools And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act. Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

The Performance And Market Value Of The iShares® Silver Trust And The SPDR® Gold Trust, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Its Respective Underlying Commodity As Well As The Net Asset Value Per Share. The iShares® Silver Trust and the SPDR® Gold Trust do not fully replicate the performance of their respective underlying commodity, which is silver with respect to the iShares® Silver Trust and gold with respect to the SPDR® Gold Trust, due to the fees and expenses charged by such underlying or by restrictions on access to their respective underlying commodity due to other circumstances. The iShares® Silver Trust and the SPDR® Gold Trust do not generate any income, and as the iShares® Silver Trust and the SPDR® Gold Trust regularly sell their respective underlying commodity to pay for ongoing expenses, the amount of their respective underlying commodity represented by each share gradually declines over time. The iShares® Silver Trust and the SPDR® Gold Trust sell their respective underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of their respective underlying commodity. The sale by the iShares® Silver Trust and the SPDR® Gold Trust of their respective underlying commodity to pay expenses at a time of low prices for their respective underlying commodity could adversely affect the value of the securities. Additionally, there is a risk that some or all of the iShares® Silver Trust and the SPDR® Gold Trust holdings in their respective underlying commodity could be lost, damaged or stolen. Access to the iShares® Silver Trust and the SPDR® Gold Trust’s respective underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the iShares® Silver Trust and the SPDR® Gold Trust and their respective underlying commodity. In addition, because the underlying shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Silver Trust and the SPDR® Gold Trust may differ from the net asset value per share of such underlying.

During periods of market volatility, the iShares® Silver Trust and the SPDR® Gold Trust’s respective underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying shares and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlying shares. As a result, under these circumstances, the market value of shares of the underlying shares may vary substantially from the net asset value per

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

share of the underlying shares. For all of the foregoing reasons, the performance of the iShares® Silver Trust and the SPDR® Gold Trust may not correlate with the performance of their respective underlying commodity as well as the net asset value per share of such underlying, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

There Are Risks Relating To Commodities Trading On The London Bullion Market Association. The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The prices of silver and gold are determined by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver price and LBMA gold price as a global benchmark for the value of silver and gold, respectively, may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price or LBMA gold price, which could adversely affect the value of the securities. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA silver price or LBMA gold price.

Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally. The iShares® Silver Trust and the SPDR® Gold Trust are linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The iShares® Silver Trust and the SPDR® Gold Trust’s respective underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the securities carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

Our Offering Of The Securities Is Not A Recommendation Of Any Underlying.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We expect to hedge our obligations under the securities through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who may take positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities.  Our affiliates and Wells Fargo and its affiliates may also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies.  These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services.  These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the securities declines.  In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.  See “Risk Factors — General Risk Factors Relating To All Securities—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities” in the accompanying product supplement.

Changes That Affect The Underlyings May Affect The Value Of Your Securities.

The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings.  We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make.  Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

The Securities Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of Any Underlying.

Certain events may occur during the term of the securities that have a dilutive effect on the value of the shares of any underlying or otherwise adversely affect the market price of such shares. The calculation agent will make certain adjustments for some of these events, as described under “General Terms of the Securities” in the accompanying product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on such shares or their market price, such as ordinary dividends, partial tender offers or additional public offerings of shares, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the shares of any underlying may adversely affect what you receive at maturity or, if applicable, any other payment owed to you under the securities. Unlike an investor in the securities, a direct holder of such shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the securities; therefore, you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

If A Reorganization Event Occurs With Respect To An Underlying, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

If a reorganization event occurs with respect to an underlying to which the securities are linked, the calculation agent will have discretion to make such adjustments to the terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event. In such an event, the calculation agent may, but is not required to, select a successor underlying to which the securities may become linked thereafter. In any case, the adjustments made by the calculation agent to the terms of the securities may adversely affect the value of and your return on the securities.

The Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

A calculation day (including the final calculation day) with respect to an underlying will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the call settlement date or maturity date, as applicable, will be postponed. For more information regarding adjustments to the calculation days and payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate how to determine the payment on the securities, assuming the various hypothetical closing values of the lowest performing underlying indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment on the securities will be. The actual payment on the securities will depend on the actual closing value of the lowest performing underlying on the calculation days.

The examples below are based on the following hypothetical values and do not reflect the actual starting values or threshold values of the underlyings.  For the actual starting value and threshold value of each underlying, see “Terms of the Securities” above.  We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work.  However, you should understand that the actual payment on the securities will be calculated based on the actual starting value and threshold value of each underlying, and not the hypothetical values indicated below. The examples below assume that the participation rate will be set at the lowest value indicated in “Terms of the Securities” above. The actual participation rate will be determined on the pricing date.

Underlying	Hypothetical starting value	Hypothetical threshold value
Alphabet Inc.	$100.00	$75.00 (75% of its hypothetical starting value)
Apple Inc.	$100.00	$75.00 (75% of its hypothetical starting value)
Broadcom Inc.	$100.00	$75.00 (75% of its hypothetical starting value)

Hypothetical Payout Profile

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Hypothetical Returns

If the securities are automatically called:

Hypothetical payment per security on call settlement date	Hypothetical total pre-tax rate of return
$1,500.00	50.00%

If the securities are not automatically called:

Hypothetical ending value of the lowest performing underlying on the final calculation day	Hypothetical underlying return of the lowest performing underlying on final calculation day	Hypothetical maturity payment amount per security	Hypothetical total pre-tax rate of return
$200.00	100.00%	$3,200.00	220.00%
$175.00	75.00%	$2,650.00	165.00%
$150.00	50.00%	$2,100.00	110.00%
$140.00	40.00%	$1,880.00	88.00%
$130.00	30.00%	$1,660.00	66.00%
$120.00	20.00%	$1,440.00	44.00%
$110.00	10.00%	$1,220.00	22.00%
$100.00	0.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$75.00	-25.00%	$1,000.00	0.00%
$74.99	-25.01%	$749.90	-25.01%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples

If the securities are automatically called:

	Hypothetical closing value of the Global X Copper Miners ETF on call date	Hypothetical closing value of the iShares® Silver Trust on call date	Hypothetical closing value of the SPDR® Gold Trust on call date	Hypothetical payment per security on related call settlement date
Example 1:	$150.00 (underlying return = $150.00 – $100.00 / $100.00 = 50.00%)	$140.00 (underlying return = $140.00 – $100.00 / $100.00 = 40.00%)	$130.00 (underlying return = $130.00 – $100.00 / $100.00 = 30.00%)	$1,500.00

Example 1—Automatic Call. On the call date, the SPDR® Gold Trust has the lowest underlying return and, therefore, is the lowest performing underlying. In this scenario, the hypothetical closing value of the lowest performing underlying on the call date is greater than its starting value.

Because the closing value of the lowest performing underlying on the call date is greater than its starting value, the securities would be automatically called for redemption on the call settlement date for an amount in cash per security equal to $1,000 plus the call

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

premium of 50.00% of the stated principal amount. In this example, the total payment upon automatic call would be $1,500.00 per security.

Even though the lowest performing underlying on the call date appreciated by a percentage greater than the call premium from its starting value to its closing value on the call date in this example, your return is limited to the call premium. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlyings. If the securities are automatically called for redemption, they will cease to be outstanding on the call settlement date and you will have no further rights under the securities after the call settlement date.

If the securities are not automatically called:

	Hypothetical ending value of the Global X Copper Miners ETF	Hypothetical ending value of the iShares® Silver Trust	Hypothetical ending value of the SPDR® Gold Trust	Hypothetical maturity payment amount per security
Example 2:	$110.00 (underlying return = $110.00 – $100.00 / $100.00 = 10.00%)	$120.00 (underlying return = $120.00 – $100.00 / $100.00 = 20.00%)	$130.00 (underlying return = $130.00 – $100.00 / $100.00 = 30.00%)	$1,220.00
Example 3:	$120.00 (underlying return = $120.00 – $100.00 / $100.00 = 20.00%)	$80.00 (underlying return = $80.00 – $100.00 / $100.00 = -20.00%)	$95.00 (underlying return = $95.00 – $100.00 / $100.00 = -5.00%)	$1,000.00
Example 4:	$30.00 (underlying return = $30.00 – $100.00 / $100.00 = -70.00%)	$60.00 (underlying return = $60.00 – $100.00 / $100.00 = -40.00%)	$80.00 (underlying return = $80.00 – $100.00 / $100.00 = -20.00%)	$300.00

Example 2—Upside Scenario. On the final calculation day, the Global X Copper Miners ETF has the lowest underlying return and, therefore, is the lowest performing underlying. In this scenario, the hypothetical ending value of the lowest performing underlying on the final calculation day is greater than its starting value.

Maturity payment amount per security = $1,000 + ($1,000 × underlying return of the lowest performing underlying on the final calculation day × participation rate)

= $1,000 + ($1,000 × 10% × 220%)

= $1,000 + $220

= $1,220

Because the lowest performing underlying on the final calculation day appreciated from its starting value to its hypothetical ending value, you would receive a total return at maturity equal to the upside performance of the lowest performing underlying multiplied by the participation rate.

Example 3—Par Scenario. On the final calculation day, the iShares® Silver Trust has the lowest underlying return and, therefore, is the lowest performing underlying. In this scenario, the hypothetical ending value of the lowest performing underlying on the final calculation day is less than its starting value but greater than its threshold value.

Maturity payment amount per security = $1,000

Because the hypothetical ending value of the lowest performing underlying on the final calculation day is less than its starting value but greater than its threshold value, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Example 4—Downside Scenario. On the final calculation day, the Global X Copper Miners ETF has the lowest underlying return and, therefore, is the lowest performing underlying. In this scenario, the hypothetical ending value of the lowest performing underlying on the final calculation day is less than its threshold value.

Maturity payment amount per security = $1,000 + ($1,000 × underlying return of the lowest performing underlying on the final calculation day)

= $1,000 + ($1,000 × -70%)

= $1,000 + -$700

= $300

Because the hypothetical ending value of the lowest performing underlying on the final calculation day is less than its hypothetical threshold value, your maturity payment amount in this scenario would reflect 1-to-1 exposure to the negative performance of the lowest performing underlying.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

The Global X Copper Miners ETF

The Global X Copper Miners ETF is an exchange-traded fund of Global X Funds®, a registered investment company, that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Copper Miners Total Return Index, which we refer to as the underlying index with respect to the Global X Copper Miners ETF.  The Solactive Global Copper Miners Total Return Index is a modified market capitalization-weighted index that is designed to track the performance of international companies active in the exploration, mining and/or refining of copper.

Information provided to or filed with the SEC by the Global X Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-151713 and 811-22209, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Global X Copper Miners ETF trades on the NYSE Arca under the ticker symbol “COPX.”

We have derived all information regarding the Global X Copper Miners ETF from publicly available information and have not independently verified any information regarding the Global X Copper Miners ETF. This pricing supplement relates only to the securities and not to the Global X Copper Miners ETF. We make no representation as to the performance of the Global X Copper Miners ETF over the term of the securities.

Global X Management uses a “passive” or indexing approach to try to achieve the Global X Copper Miners ETF’s investment objective. The Global X Copper Miners ETF generally will use a replication strategy. A replication strategy is an indexing strategy that involves investing in the securities of the Solactive Global Copper Miners Total Return Index in approximately the same proportions as in the Solactive Global Copper Miners Total Return Index. However, the Global X Copper Miners ETF may utilize a representative sampling strategy with respect to the Solactive Global Copper Miners Total Return Index when a replication strategy might be detrimental or disadvantageous to shareholders of the Global X Copper Miners ETF, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of equity securities to replicate the Solactive Global Copper Miners Total Return Index, in instances in which a security in the Solactive Global Copper Miners Total Return Index becomes temporarily illiquid, unavailable or less liquid, or as a result of legal restrictions or limitations (such as tax diversification requirements) that apply to the Global X Copper Miners ETF but not the Solactive Global Copper Miners Total Return Index.

Tracking error is the divergence of the Global X Copper Miners ETF’s performance from that of the Solactive Global Copper Miners Total Return Index. Tracking error may occur because of differences between the securities and other instruments held in the Global X Copper Miners ETF’s portfolio and those included in the Solactive Global Copper Miners Total Return Index, pricing differences (including differences between a security’s price at the local market close and the Global X Copper Miners ETF’s valuation of a security at the time of calculation of the Global X Copper Miners ETF’s net asset value), transaction costs incurred by the Global X Copper Miners ETF, the Global X Copper Miners ETF’s holding of uninvested cash, size of the Global X Copper Miners ETF, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the Solactive Global Copper Miners Total Return Index or the costs to the Global X Copper Miners ETF of complying with various new or existing regulatory requirements. This risk may be heightened during times of increased market volatility or other unusual market conditions. Tracking error also may result because the Global X Copper Miners ETF incurs fees and expenses, while the Solactive Global Copper Miners Total Return Index does not. Exchange-traded funds that track indices with significant weight in emerging markets issuers may experience higher tracking error than other exchange-traded funds that do not track such indices.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Global X Copper Miners ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

The Solactive Global Copper Miners Total Return Index

All information contained in this pricing supplement regarding the Solactive Global Copper Miners Total Return Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Solactive AG (“Solactive”). The Solactive Global Copper Miners Total Return Index is calculated, maintained and published by Solactive. Solactive has no obligation to continue to publish, and may discontinue publication of, the Solactive Global Copper Miners Total Return Index.

The Solactive Global Copper Miners Total Return Index is reported by Bloomberg L.P. under the ticker symbol “SOLGLOCO.”

The Solactive Global Copper Miners Total Return Index is a modified market capitalization-weighted index that is designed to track the performance of international companies active in the exploration, mining and/or refining of copper. The Solactive Global Copper Miners Total Return Index has a base date of February 26, 2010 and a base value of 100.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Composition of the Solactive Global Copper Miners Total Return Index

Selection of Index Components

The composition of the Solactive Global Copper Miners Total Return Index is ordinarily adjusted twice a year on the last trading day in April and October (the “Adjustment Day”). On the tenth business day before an Adjustment Day (a “Selection Day”), Solactive provides the “Selection Pool” which, in respect of a Selection Day, consists of the companies that fulfill the following conditions:

1.	Primary listing in one of the countries that are part of the Developed Markets and Emerging Markets (excluding China, India and Taiwan) as defined by the Solactive Country Classification;

2.	Significant business operations in copper mining industry, meaning that significant revenues of the company are generated or expected to be generated in the future either from copper mining or closely related activities (i.e. exploration and refining of copper):

3.	Free float market capitalization of at least US$200 million for companies that are not currently included in the Solactive Global Copper Miners Total Return Index on the Selection Day or at least US$100 million for companies that are currently included in the Solactive Global Copper Miners Total Return Index on the Selection Day;

4.	Average daily trading volume over all national exchanges within the listed country in the three months prior to the Selection Day (or, in the case of a company that has completed a significant initial public offering (“significant IPO”) less than three months prior to the Selection Day, i.e. an IPO with a company level total market capitalization greater than the company level total market capitalization of at least 50% of the current Index Components as of the previous Selection Day, the period from the security’s first trading day to the Selection Day) expressed in U.S. dollars (the “Relevant Trading Volume”) of at least US$500,000 for companies that are not currently included in the Solactive Global Copper Miners Total Return Index on the Selection Day or at least US$250,000 for companies that are currently included in the Solactive Global Copper Miners Total Return Index on the Selection Day and average monthly trading volume of at least 75,000 shares in each of the last six months or available history if shorter (the “Liquidity Criterion”); and

5.	Initial public offerings with less than three calendar months of trading history as of the Selection Day must have been listed at least 10 calendar days prior to the Selection Day, if considered as significant IPO, and three calendar months prior to the Selection Day, in the case of other IPOs.

The Index Committee (as defined below) may decide to include companies in the Selection Pool that do not fulfill the Liquidity Criterion.

The companies in the Selection Pool are ranked according to their Relevant Trading Volume. The companies with the highest ranks are then chosen as “Index Components” and the new index composition is effective starting the immediately following Adjustment Day.

The minimum number of Index Components is 20 and the maximum number of Index Components is 40. The Index Committee may decide to increase the maximum number of Index Components on a Selection Day. In case the rank assigned to a company that is currently an Index Component on a Selection Day is not sufficient to be selected as an Index Component, it will only be removed from the Solactive Global Copper Miners Total Return Index if its rank exceeds the maximum number of Index Components by more than five ranks. In that case, the company with the lowest rank that would have been selected as an Index Component on a Selection Day but that is not currently an Index Component on that Selection Day will not be selected for inclusion in the Solactive Global Copper Miners Total Return Index.

Weighting of Index Components

On each Selection Day, each Index Component of the Solactive Global Copper Miners Total Return Index is weighted proportionally according to its free float market capitalization. The following caps and weight restrictions are then applied:

1.	The percentage weight of a single Index Component is capped at 4.75%. The excess weight is allocated proportionally to all Index Components whose percentage weight is not capped.

2.	The aggregate percentage weight of Index Components that do not fulfill the Liquidity Criterion is capped at 10%. The excess weight is allocated proportionally to all Index Components whose percentage weight is not capped.

3.	The Index Committee may decide on the Selection Day that if the current Index Components and weightings are still compliant with applicable financial product regulations and if the Solactive Global Copper Miners Total Return Index still validly represents the copper market (in particular, no components need to be added or removed) that there will be no change to the Index Components and weightings on the upcoming Adjustment Day.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

The new index composition of the Solactive Global Copper Miners Total Return Index and weightings are implemented after the close of trading on the Adjustment Day. The capping methodology may be amended by the Index Committee from time to time to ensure appropriate index representation and index compliance with financial product regulations.

Continuous Listing Standard Review

On each Monitoring Selection Day (as defined below), the Index Components will be reviewed for a breach of the following criteria (the “Continuous Listing Standards”):

1.	The maximum weight of the top Index Component must not be larger than 25%. If this criterion is breached, the stock is capped at 22% and the excess weight is redistributed to other non-capped stocks.

2.	The maximum aggregate weight of the top 5 Index Components must not exceed 60%. If this criterion is breached, the stocks will be proportionally capped at 55% and the excess weight is redistributed to other non-capped stocks.

3.	The maximum weight of Index Components with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months or available history if shorter) and US$25 million monthly average daily traded value (monthly average of the previous 6 months or available history if shorter) must not exceed 30%. If this criterion is breached, the stocks with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months or available history if shorter) and US$25 million monthly average daily traded value (monthly average of the previous 6 months or available history if shorter) will be proportionally capped at 25% and the excess weight is redistributed to other non-capped stocks.

4.	The maximum weight of Index Components with a market capitalization below US$100 million must not account for more than 10%. If this criterion is breached, stocks with market capitalization below US$100 million will be proportionally capped at 9% and the excess weight is redistributed to other non-capped stocks.

This reweighting process will be repeated until no Continuous Listing Standards are breached. In the event that the Continuous Listing Standards cannot be satisfied using the buffers described above, the weighting will be reviewed by the Index Committee. After the review, the decision will be announced publicly.

The “Monitoring Selection Day” is the business day that is ten business days before the Monitoring Adjustment Day, disregarding any potential changes to the Monitoring Adjustment Day. The “Monitoring Adjustment Day” is the last trading day in January, April, July and October.

Calculation of the Solactive Global Copper Miners Total Return Index

Index Type

The Solactive Global Copper Miners Total Return Index is calculated as a net total return index. A net total return index seeks to replicate the overall return from holding a portfolio consisting of the Index Components. In order to achieve this aim, a net total return index considers payments, such as dividends, after the deduction of any withholding tax or other amounts an investor holding the Index Components would typically be exposed to.

Index Formula

The Solactive Global Copper Miners Total Return Index’s index level on a given business day is calculated as follows:

The sum of the market capitalization of the Index Components is divided by the divisor, which is a mathematical factor defined at the inception of the Solactive Global Copper Miners Total Return Index.  The divisor is adjusted by certain corporate actions and index rebalances.  Additionally, dividends paid by any Index Component are applied across the entire basket by changing the divisor.

with

Si,t = total number of shares of the Index Component i on trading day t

Pi,t = price of the Index Component i on trading day t

fi,t = foreign exchange rate of the Index Component i on trading day t

WCFi,t = Weighting Cap Factor of the Index Component i on trading day t

FFFi,t = Free Float Factor of the Index Component i on trading day t

Dt = Divisor on trading day t

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Adjustments

The Solactive Global Copper Miners Total Return Index will need to be adjusted for systematic changes in prices once they become effective.  This will require the new number of shares of the affected Index Component to be calculated on an ex-ante basis.  Following the Index Committee’s decision, the Solactive Global Copper Miners Total Return Index may be adjusted for distributions, capital increases, right issues, splits, par value conversions and capital reductions.

Currency conversion

For intraday calculation of the Solactive Global Copper Miners Total Return Index, prices of Index Components not in U.S. dollars are converted using the current Intercontinental Exchange spot foreign exchange rate.  Should there be no current price available for an Index Component, the most recent price or the trading price for the preceding trading day is used in the calculation.  For the daily index closing value calculation, trading prices of Index Components not in U.S. dollars are converted using the 4pm London time WM Fixing quoted by Reuters.  If there is no 4pm London time WM Fixing for the relevant business day, the last available 4pm London time WM Fixing will be used for the index closing value calculation.

Index Maintenance

Ordinary Adjustments

The composition of the Solactive Global Copper Miners Total Return Index is reviewed on each Selection Day.  Solactive will publish any changes made to the Index Components with sufficient notice before the relevant Adjustment Day.

Extraordinary Adjustments

If a company included in the Solactive Global Copper Miners Total Return Index is removed from the Solactive Global Copper Miners Total Return Index between two Adjustment Days due to an extraordinary event (such as a merger, a takeover bid, a delisting, the nationalization of a company or insolvency), if necessary, the Index Committee will designate a successor.  The Solactive Global Copper Miners Total Return Index will be adjusted that same day.  This will be announced by Solactive after the close of business on the day on which the new composition of the Solactive Global Copper Miners Total Return Index is determined by the Index Committee.

Corporate Actions

Following the announcement by a company included in the Solactive Global Copper Miners Total Return Index of the terms and conditions of a corporate action, Solactive, the current “Index Administrator,” determines whether such corporate action has a dilution, concentration or other effect on the price of the Index Component.  The Index Administrator will then make the necessary adjustments to the affected Index Component and/or the formula for calculating the Solactive Global Copper Miners Total Return Index and/or to other terms and conditions in the index rules for the Solactive Global Copper Miners Total Return Index that they deem appropriate in order to take into account the dilution, concentration or other effect and will determine the date on which this adjustment will be effective.

Amongst other things, the Index Administrator can take into account the adjustment made by an Affiliated Exchange (as defined below) as a result of the corporate actions with regard to option and future contracts on the respective share traded on this Affiliated Exchange.  An “Affiliated Exchange” is, with regard to an Index Component, an exchange, trading or quotation system on which options and futures contracts on the Index Component in question are traded, as specified by the Index Administrator.

Index Oversight

A committee composed of staff from Solactive (the “Index Committee”) is responsible for any amendments to the rules of governing the Solactive Global Copper Miners Total Return Index.  Any amendment to these rules must be submitted to the Index Committee for prior approval and will be made in compliance with Solactive’s methodology policy.  The methodology of the Solactive Global Copper Miners Total Return Index is subject to regular review, at least annually.  In case a need of a change of the methodology has been identified within this review, this change will be made in accordance with Solactive’s methodology policy.

Historical Information

The closing value of the Global X Copper Miners ETF on January 2, 2026 was $73.06.

The graph below shows the closing value of the Global X Copper Miners ETF for each day such value was available from January 4, 2021 to January 2, 2026. We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

The iShares® Silver Trust

The iShares® Silver Trust is an exchange-traded fund that seeks to provide investment results that correspond generally to the performance of the price of silver (an “underlying commodity”), less the iShares® Silver Trust’s expenses. The assets of the iShares® Silver Trust consist primarily of silver held by a custodian on behalf of the iShares® Silver Trust. The iShares® Silver Trust issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the iShares® Silver Trust are designed for investors who want a cost-effective and convenient way to invest in silver.

The shares of the iShares® Silver Trust represent units of fractional undivided beneficial interest in and ownership of the iShares® Silver Trust. The iShares® Silver Trust is a passive investment vehicle and the trustee of the iShares® Silver Trust does not actively manage the silver held by the iShares® Silver Trust. The trustee of the iShares® Silver Trust sells silver held by the iShares® Silver Trust to pay the iShares® Silver Trust’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the iShares® Silver Trust’s only recurring fixed expense is iShares Delaware Trust Sponsor LLC’s fee which accrues daily at an annual rate equal to 0.50% of the daily net asset value of the iShares® Silver Trust, in exchange for iShares Delaware Trust Sponsor LLC assuming the responsibility to pay all ordinary fees and expenses of the iShares® Silver Trust.

Information provided to or filed with the SEC by the iShares® Silver Trust pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-268747 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The shares of the iShares® Silver Trust trade on the NYSE Arca under the ticker symbol “SLV.”

We have derived all information regarding the iShares® Silver Trust from publicly available information and have not independently verified any information regarding the iShares® Silver Trust.  This pricing supplement relates only to the securities and not to the iShares® Silver Trust.  We make no representation as to the performance of the iShares® Silver Trust over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® Silver Trust is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the iShares® Silver Trust on January 2, 2026 was $65.75.

The graph below shows the closing value of the iShares® Silver Trust for each day such value was available from January 4, 2021 to January 2, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

The SPDR® Gold Trust

The SPDR® Gold Trust is an investment trust sponsored by World Gold Trust Services, LLC (“World Gold”). The investment objective of the SPDR® Gold Trust is for the underlying shares to reflect the performance of the price of gold bullion (the “underlying commodity”), less the SPDR® Gold Trust’s expenses. The SPDR® Gold Trust holds gold bars and from time to time, issues blocks of shares in exchange for deposits of gold and distributes gold in connection with the redemption of blocks of shares.

Information provided to or filed with the SEC by the SPDR® Gold Trust pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-263087 and 001-32356, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the SPDR® Gold Trust trade on the NYSE Arca under the ticker symbol “GLD.”

We have derived all information regarding the SPDR® Gold Trust from publicly available information and have not independently verified any information regarding the SPDR® Gold Trust.  This pricing supplement relates only to the securities and not to the SPDR® Gold Trust.  We make no representation as to the performance of the SPDR® Gold Trust over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the SPDR® Gold Trust is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the SPDR® Gold Trust on January 2, 2026 was $398.28.

The graph below shows the closing value of the SPDR® Gold Trust for each day such value was available from January 4, 2021 to January 2, 2026. We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.  Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. In addition, long-term capital gain that you would otherwise recognize in respect of your securities up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Global X Copper Miners ETF, the iShares® Silver Trust and the SPDR® Gold Trust due January 19, 2029

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the securities from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, expects to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of up to 2.575% ($25.75) for each security it sells. Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 2.00% ($20.00) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, CGMI may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

We have been advised that, for a period of approximately three months following issuance of the securities, the price, if any, at which Wells Fargo would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the securities that are included in the public offering price of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, Wells Fargo is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

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